February 15, 2008


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for RiverSource Sector Series, Inc. (the "Registrant"), and, under the date of August 21, 2007, we reported on the Registrant's financial statements for RiverSource Dividend Opportunity Fund and RiverSource Real Estate Fund as of and for the years ended June 30, 2007 and 2006. On April 13, 2007, we were notified that the auditor-client relationship with KPMG LLP would cease upon the completion of the audits of the Registrant's financial statements as of and for the fiscal year ended June 30, 2007 and the issuance of our report thereon. On August 21, 2007 we issued such report and the auditor-client relationship ceased. We have read the Registrant's statements included under Sub-Item 77K of its Form N-SAR, dated on February 15, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that (i) The Joint Audit Committee and the Board of Directors of the Registrant approved the dismissal of KPMG LLP on April 12, 2007, or (ii) the statements in the last paragraph.

Very truly yours,

/s/ KPMG LLP